MANAGEMENT AGREEMENT

BNY Mellon ETF Trust

240 Greenwich Street

New York, New York 10286

March 2, 2020

BNY Mellon ETF Investment Adviser, LLC

201 Washington Street

Boston, Massachusetts 02108

Ladies and Gentlemen:

The above-named investment company (the “Trust”) consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a “Fund”), herewith confirms its agreement with you as follows:

The Trust desires to employ the capital of each Fund by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in each Fund’s Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust’s Board.  The Trust desires to employ you to act as the investment adviser on behalf of each Fund.

In connection with your serving as investment adviser to each Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement.  Such person or persons may be officers or employees of both you and the Trust.  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Trust’s behalf in any such respect.  We have discussed and concur in your employing on this basis the indicated sub-adviser(s) (the “Sub-Investment Adviser”) named on Schedule 1 hereto to act as sub-investment adviser with respect to the Funds indicated on Schedule 1 hereto (the “Sub-Advised Funds”) to provide day-to-day management of the Sub-Advised Funds’ investments, pursuant to a Sub-Investment Advisory Agreement.

Subject to the supervision and approval of the Trust’s Board, you will provide investment management of each Fund’s portfolio subject to and in accordance with (i) such Fund’s investment objective(s), policies and limitations as stated in the relevant Fund’s Prospectus and Statement of Additional Information as from time to time in effect, or in any supplements thereto; (ii) any applicable procedures or policies adopted or approved by you or the Trust’s Board with respect to each Fund as from time to time in effect and furnished in writing to you; (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations thereunder, and the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the rules and regulations thereunder applicable to qualification as a “regulated investment company”; (iv) any order or no-action letter governing the operation of the Trust or a Fund; and (v) any written instructions which the Trust’s Board may issue to you from time to time; provided, however, that you shall not be bound by any update, modification or amendment of such documents or other procedures or policies of each Fund or the Trust unless and until you have been given notice thereof in accordance with this Agreement and have been provided with a copy of such update, modification or amendment.  With respect to the foregoing, the Trust will seek to provide you with prior notice of any update, modification or amendment of such documents or other procedures or policies of each Fund or the Trust that is reasonably sufficient to provide you with the time necessary to make any changes to the Fund’s portfolio that are required to comply with such procedures or policies in an orderly manner.  In connection with your duties hereunder, you (a) will obtain and provide investment research and will supervise each Fund’s investments and (b) will conduct, or with respect to the Sub-Advised Funds, supervise, a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such Fund’s assets, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others.  You agree that, in placing any orders with selected brokers and dealers, you will attempt to obtain the best net result in terms of price and execution.  Consistent with this obligation and in accordance with applicable securities laws, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide you with research, analysis, advice and similar services.  You may cause each Fund to pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to your good faith determination that such commission or spread is reasonable in terms either of the particular transaction or of your overall responsibility to the Trust, the Fund and your other clients and that the total commissions or spreads paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term and, if applicable, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended.  Such authorization is subject to termination at any time by the Trust’s Board for any reason.  In addition, you are authorized to allocate purchase and sale orders for portfolio securities to brokers and dealers that are affiliated with you, the Sub-Investment Adviser or the Funds’ principal underwriter if you believe that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust’s Rule 17e-1 procedures as they may be provided to you from time to time.  In no instance may portfolio securities be purchased from or sold to you, the Sub-Investment Adviser, the Funds’ principal underwriter, or any person affiliated with you, the Sub-Investment Adviser or the Funds’ principal underwriter, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the Investment Company Act, and any exemptive order then currently in effect.  You will furnish to the Trust such information, with respect to the investments which a Fund may hold or contemplate purchasing, as the Trust may reasonably request.  The Trust wishes to be informed of important developments materially affecting any Fund’s portfolio and shall expect you, on your own initiative, to furnish to the Trust from time to time such information as you may believe appropriate for this purpose.  Upon reasonable request, you will make available your officers and employees, including the portfolio managers named in each Fund’s Prospectus and/or Statement of Additional Information, to meet with the Trust’s Board to review a Fund’s portfolio.

In connection with your management of each Fund, you shall monitor (or shall supervise your delegate that shall monitor) anticipated purchases and redemptions of creation unit aggregations of shares.  In connection therewith, you shall determine and make such modifications (or otherwise supervise your delegate that shall determine and make such modifications) to the cash component, the identity and number of shares of the securities to be accepted in exchange for creation units for each Fund, and the securities that will be applicable to redemption requests received for each Fund (and may give directions to the Trust’s custodian with respect to such designations).

In addition, you will supply office facilities (which may be in your own offices), data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; prepare reports to each Fund’s stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculate the net asset value of each Fund’s shares; and generally assist in all aspects of the Trust’s operations.  You will also vote proxies for each Fund, as described in each Fund’s Prospectus and Statement of Additional Information.  You shall have the right, at your expense, to engage other entities to assist you in performing some or all of the obligations set forth in this paragraph, provided each such entity enters into an agreement with you in form and substance reasonably satisfactory to the Trust.  You agree to be liable for the acts or omissions of each such entity to the same extent as if you had acted or failed to act under the circumstances.

You shall exercise your best judgment in rendering the services to be provided to the Trust hereunder and the Trust agrees as an inducement to your undertaking the same that neither you nor the Sub-Investment Adviser shall be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Trust or one or more Funds, provided that nothing herein shall be deemed to protect or purport to protect you or the Sub-Investment Adviser against any liability to the Trust or a Fund or to each Fund’s security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder, or to which the Sub-Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under its Sub-Investment Advisory Agreement with you or by reason of its reckless disregard of its obligations and duties under said agreement.

You will maintain all required books and records with respect to the securities transactions of each Fund in accordance with all applicable laws, and in compliance with the requirements of the rules under Section 31 of the Investment Company Act, and will furnish the Trust’s Board with such periodic and special reports as the Trust’s Board reasonably may request.  You hereby agree that all records which you maintain for the Trust are the property of the Trust, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Trust and which are required to be maintained, and further agree to surrender promptly to the Trust any records which you maintain for the Trust upon request by the Trust, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

You agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the Investment Company Act.  You will promptly notify the Trust’s Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in a Fund’s Prospectus or Statement of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect.  Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Trust in connection with each Fund’s compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act.  Such assistance shall include, but not be limited to, (i) providing the Trust’s Chief Compliance Officer upon request with copies of your compliance policies and procedures; (ii) certifying periodically, upon the request of the Trust’s Chief Compliance Officer, that you are in compliance with all applicable “federal securities laws,” as required by Rule 38a-1 under the Investment Company Act and Rule 206(4)-7 under the Investment Advisers Act; (iii) facilitating and cooperating with the Trust’s Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iv) providing the Trust’s Chief Compliance Officer with direct access to your compliance personnel; (v) providing the Trust’s Chief Compliance Officer with periodic reports; and (vi) promptly providing the Trust’s Chief Compliance Officer with special reports in the event of material compliance violations.  Upon request, you will provide certifications to the Trust, in a form satisfactory to the Trust, to be relied upon by the Trust’s officers certifying the Trust’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act.

In consideration of services rendered pursuant to this Agreement, the Trust will pay you on the first business day of each month a fee at the rate set forth next to each Fund’s name on Schedule 1 hereto, so long as you have not waived all or a portion of such compensation.  The fee for the period from the date of the commencement of the public sale of a Fund’s shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  For the purpose of determining fees payable to you, the value of each Fund’s net assets shall be computed in the manner specified in the Fund’s then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund’s net assets.

Net asset value shall be computed on such days and at such time or times as described in the relevant Fund’s then-current Prospectus and Statement of Additional Information.  At the request of the Trust’s Valuation Committee or the Trust’s Board, you agree to provide additional reasonable assistance to the Trust’s Valuation Committee, the Trust’s Board and the Trust’s pricing agents in valuing a Fund’s assets, including in connection with fair value pricing of such assets.

You will bear all expenses in connection with the performance of your services under this Agreement and will pay all fees of the Sub-Investment Adviser in connection with its duties in respect of the relevant Sub-Advised Fund.  During the term of this Agreement, you shall also pay all of the expenses of each Fund of the Trust (other than those borne by the Sub-Investment Adviser), except as noted on Schedule 1 to this Agreement.

The Trust understands that you and the Sub-Investment Adviser now act, and that from time to time hereafter you or the Sub-Investment Adviser may act, as investment adviser or sub-adviser to one or more other investment companies and fiduciary or other managed accounts (collectively, the “accounts”), and the Trust has no objection to your and the Sub-Investment Adviser’s so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each account.  It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Funds or the size of the position obtainable for or disposed of by one or more Funds.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Neither you nor the Sub-Investment Adviser shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, except, in your case, for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement and, in the case of the Sub-Investment Adviser, for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Sub-Investment Adviser of its obligations and duties under its Sub-Investment Advisory Agreement with you.  Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Funds, shall be deemed, when rendering services to the Funds or acting on any business of the Funds, to be rendering such services to or acting solely for the Funds and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

As to each Fund, this Agreement shall continue until the date set forth opposite such Fund’s name on Schedule 1 hereto (the “Reapproval Date”) and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Fund’s name on Schedule 1 hereto (the “Reapproval Day”), provided such continuance is specifically approved at least annually by (i) the Trust’s Board or (ii) vote of a majority (as defined in the Investment Company Act) of such Fund’s outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Trust’s Board members who are not “interested persons” (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval or made at a non-in person meeting if consistent with guidance provided by the Securities and Exchange Commission or its staff.  As to each Fund, this Agreement is terminable without penalty, on 60 days’ notice to you, by the Trust’s Board or by vote of holders of a majority of such Fund’s outstanding voting securities or, on not less than 90 days’ notice to the Trust, by you.  This Agreement also will terminate automatically, as to the relevant Fund, in the event of its assignment (as defined in said Act) and you shall notify the Trust as soon as possible before any such assignment occurs.

The Trust is agreeing to the provisions of this Agreement that limit the Sub-Investment Adviser’s liability and other provisions relating to the Sub-Investment Adviser so as to induce the Sub-Investment Adviser to enter into its Sub-Investment Advisory Agreement with you and to perform its obligations thereunder.  The Sub-Investment Adviser is expressly made a third party beneficiary of this Agreement with rights as respects the Sub-Advised Funds to the same extent as if it had been a party hereto.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or the Investment Advisers Act.  This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.  Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.  If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices, instructions or advice permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier or facsimile and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given.  Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

            Notice is hereby given that the obligations of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust or a Fund.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY Mellon ETF Trust

By:  /s/Sarah S. Kelleher

Name: Sarah S. Kelleher

Title:   Secretary

BNY MELLON ETF INVESTMENT ADVISER, LLC

By: /s/Stephanie M. Pierce

Name:  Stephanie M. Pierce

Title:    CEO, ETF and Index

SCHEDULE 1

to the Management Agreement

between BNY Mellon ETF Investment Adviser, LLC and BNY Mellon ETF Trust

As consideration for the investment adviser’s services to each Fund listed below, the investment adviser will receive a fee at the rate set forth next to each Fund’s name.  The investment adviser will pay all of the expenses of each Fund listed below except for the management fee payable under this Agreement, interest expenses, taxes, brokerage commissions, costs of holding shareholder meetings, fees and expenses associated with the Fund’s securities lending program, and litigation and potential litigation and other extraordinary expenses not incurred in the ordinary course of the Fund's business.  The investment adviser will pay all acquired fund fees and expenses for each Fund listed below.

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day	Sub-Investment Adviser

BNY Mellon US Large Cap Core Equity ETF	0.00%	March 2, 2022	March 2nd	Mellon Investments Corporation
BNY Mellon Core Bond ETF	0.00%	March 2, 2022	March 2nd	Mellon Investments Corporation

As consideration for the investment adviser’s services to each Fund listed below, the investment adviser will receive a fee at the rate set forth next to each Fund’s name.  The investment adviser will pay all of the expenses of each Fund listed below except for the management fee payable under this Agreement, payments under the Fund's 12b-1 plan (if any), interest expenses, taxes, acquired fund fees and expenses, brokerage commissions, costs of holding shareholder meetings, fees and expenses associated with the Fund’s securities lending program, and litigation and potential litigation and other extraordinary expenses not incurred in the ordinary course of the Fund's business.

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day	Sub-Investment Adviser

BNY Mellon US Mid Cap Core Equity ETF	0.04%	March 2, 2022	March 2nd	Mellon Investments Corporation
BNY Mellon US Small Cap Core Equity ETF	0.04%	March 2, 2022	March 2nd	Mellon Investments Corporation
BNY Mellon International Equity ETF	0.04%	March 2, 2022	March 2nd	Mellon Investments Corporation
BNY Mellon Emerging Markets Equity ETF	0.11%	March 2, 2022	March 2nd	Mellon Investments Corporation
BNY Mellon Short Duration Corporate Bond ETF	0.06%	March 2, 2022	March 2nd	Mellon Investments Corporation
BNY Mellon High Yield Beta ETF	0.22%	March 2, 2022	March 2nd	Mellon Investments Corporation